Exhibit 10.1
WEYERHAEUSER COMPANY
DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2007

TABLE OF CONTENTS

1.	Purpose		1

2.	Effective Dates and Other Bonus Award Plans		1

3.	Applicable Law		2

4.	Definitions		2

5.	Eligibility		5

6.	Deferrals		6
	(a)	Deferral Amounts	6
	(b)	Election Procedure	6

7.	Accounts		7
	(a)	Base Salary Deferrals	7
	(b)	Cash Award Deferrals	7
	(c)	Stock Equivalent Deferrals	7

8.	Payments		8
	(a)	Base Salary Deferrals and Cash Award Deferrals	8
	(b)	Stock Equivalent Deferrals	10

9.	General Payment Provisions		12
	(a)	Cash Payment; Default Payment	12
	(b)	Small Accounts	12
	(c)	No Acceleration	13
	(d)	Unforeseeable Emergency	13
	(e)	Segregation of Funds	14
	(f)	Beneficiaries	14
	(g)	Withholding Payment	14
	(h)	Incompetency	14

10.	Administration and Amendment of the Plan		15
	(a)	Powers of the Committee	15
	(b)	Expenses of the Plan	15
	(c)	Amendment and Termination	15
	(d)	Participants’ Rights	15

11.	Claims Procedure		16
	(a)	Filing a Claim	16
	(b)	Claim Review.	16
	(c)	Appealing a Claim Denial	17
	(d)	Decision on Appeal	17
	(e)	Filing Suit	18

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12.	Miscellaneous		19
	(a)	Rights Unsecured	19
	(b)	Construction of Plan	19
	(c)	Alienation Prohibited	20
	(d)	Taxes	20
	(e)	No Guaranty of Tax Consequences	20
	(f)	Participant’s Cooperation	20
	(g)	Successors and Assigns	20
	(h)	Applicable Law and Venue	20
	(i)	Notice	21

Schedule A — Award Plans

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WEYERHAEUSER COMPANY
DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2007)
1.	Purpose. The purpose of this Weyerhaeuser Company Amended and Restated Deferred Compensation Plan (“Plan”) is to:
(a)	Give recognition, in addition to base salaries, to Participants who contribute significantly to the business success of the Company, thereby further ensuring that the Company will continue to benefit from a strong and able management.

(b)	Permit Participants to defer receipt of any part or all of certain base salary and incentive awards.

(c)	Permit and encourage Stock Equivalent Participants to receive deferred Awards in Stock Equivalents, the growth in value of which should reflect better performance by the Company during the period of deferral.

(d)	Encourage Participants to remain in the service of the Company until Retirement.
2.	Effective Dates and Other Bonus Award Plans. The Plan was originally effective as of May 1, 1969 and most recently restated through June 12, 2003 under the name of the Comprehensive Incentive Compensation Plan (the “Prior Plan”). This restatement is effective January 1, 2007 (“Effective Date”), changes the Prior Plan’s name to the Deferred Compensation Plan and applies only to Base Salary and Awards earned and vested after the Effective Date and to Participants credited with at least one hour of service thereafter (the “Current Plan”). All Base Salary and Awards subject to deferral under the Prior Plan that were earned and vested prior to the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan as in effect on December 31, 2004 (the “2004 Plan”). All Base Salary and Awards subject to deferral that were earned or vested between January 1, 2005 and December 31, 2006 shall be subject to the terms and conditions of this restatement, as modified by the operation of the Plan in accordance with transition and other official

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guidance issued pursuant to Section 409A. No amendment to the Current Plan on and after the Effective Date is intended to, nor shall it be deemed to, apply to other than the terms and conditions of the Current Plan unless expressly provided by such amendment. All amounts deferred pursuant to the provisions of prior bonus award plans and not the Plan shall be paid in accordance with the provisions of such prior bonus award plans. All references to the “Comprehensive Incentive Compensation Plan” in any other benefit plan, program or policy maintained by the Company for active employees on or after the Effective Date shall be deemed changed to “Deferred Compensation Plan.”
3.	Applicable Law. The Company intends that the Plan will constitute, and will be construed and administered as, an unfunded plan of deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA and the Code. In addition, the Current Plan is intended to comply with Section 409A and any official guidance issued thereunder. Notwithstanding any other provision of the Current Plan, the Current Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Section 409A and any official guidance issued thereunder and to avoid the imposition of any penalty thereunder. The Plan is not intended to be qualified under Code Section 401(a).

4.	Definitions.
(a)	“2004 Plan” has the meaning set forth in Paragraph 2.

(b)	“Award” means the amount of incentive bonus granted to a Participant for an Award Year as determined under the terms of an Award Plan. For purposes of the WRECO Short-Term Incentive Plan, the term “Award” includes holdback within the meaning of such plan in addition to the short-term incentive award thereunder.

(c)	“Award Plan” means an incentive compensation plan designated by the President of Weyerhaeuser Company or the most senior officer of any participating Company (or his or her delegate), as applicable, as eligible for deferrals under the Plan. Award Plans are listed in Schedule A hereto.

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(d)	“Award Year” means the fiscal year in which the service is performed for which a Participant earns an Award. For an Award involving a multi-year performance period, Award Year means the applicable performance period.

(e)	“Base Salary” means a Participant’s annual rate of pay for the applicable calendar year, excluding all other pay elements (such as bonus payments and relocation allowances).

(f)	“Base Salary Deferral” means the portion of Base Salary deferred under the Plan, with interest.

(g)	“Board” means the Board of Directors of Weyerhaeuser Company.

(h)	“Cash Award Deferral” means the portion of an Award deferred under the Plan in the form of cash, with interest.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Committee” means the Compensation Committee of the Board and includes any individual or entity to which or whom such Committee has delegated authority to act with respect to the Plan.

(k)	“Company” means Weyerhaeuser Company and includes, where indicated by the context, each of its majority-owned subsidiaries and affiliates who participate in the Plan as of the Effective Date or with the approval of the Board.

(l)	“Current Plan” has the meaning set forth in Paragraph 2.

(m)	“Disability” or “Disabled” means a medical condition in which a Participant is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by the Committee or any person or other committee to which the Committee has delegated the authority to make such determinations.

(n)	“Effective Date” has the meaning set forth in Paragraph 2.

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(o)	“Eligible Employee” means any Employee who is eligible under the terms of Paragraph 5.

(p)	“Employee” means any person who is classified by the Company as actively employed by the Company and who is compensated on a salaried basis (exempt or non-exempt) as reflected on the Company’s payroll records but excluding any such person who is reclassified by a court, governmental agency or the Company as a common law employee of the Company.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r)	“Participant” means an Eligible Employee who has deferred Base Salary or an Award under the Plan, but under no circumstances shall any member of the Committee be deemed to be a Participant hereunder.

(s)	“Payment Year” means the fiscal year in which the Award is paid.

(t)	“President” shall mean the individual designated from time to time as the President of the Company.

(u)	“Price per share” means the closing price of the common stock of the Company on the New York Stock Exchange on the Trading Day in question.

(v)	“Prior Plan” has the meaning set forth in Paragraph 2.

(w)	“Retirement” means a Separation from Service with the Company constituting a “Retirement” as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees.

(x)	“Section 409A” means Code Section 409A and regulations and other guidance promulgated thereunder.

(y)	“Separation from Service” has the meaning set forth under Section 409A and generally includes a Participant’s termination of employment with Weyerhaeuser Company and all of its majority-owned subsidiaries.

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(z)	“Specified Employee” means a Participant who, as of the date of the Participant’s termination of employment for any reason, is a key employee of Weyerhaeuser Company. A Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve-month period ending on a Specified Employee identification date. If a Participant is a key employee as of December 31, the Participant shall be treated as a Specified Employee for the entire twelve-month period beginning on the next following April 1.

(aa)	“Stock Equivalent” means a deferred unit of account which is equivalent in value to one share of common stock of the Company.

(bb)	“Stock Equivalent Deferral” means the portion of the Award deferred under the Plan in the form of Stock Equivalents, increased or decreased by a reference to the market price and dividend history of shares of common stock of the Company.

(cc)	“Stock Equivalent Participant” means an employee designated by the Senior Vice President — Human Resources of the Company as eligible for a Stock Equivalent Deferral.

(dd)	“Trading Day” means a day that the New York Stock Exchange is open for business.

(ee)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden or unexpected illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(ff)	“WRECO” means Weyerhaeuser Real Estate Company.
5.	Eligibility. Each Eligible Employee is eligible to participate under the Plan as of the date determined by the Senior Vice President — Human Resources of Weyerhaeuser Company, or

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by the most senior officer of any participating Company (or his or her delegate) with respect to its Eligible Employees.
6.	Deferrals.
(a)	Deferral Amounts. A Participant may elect to defer receipt of (i) a percentage (which is no less than 10% and no more than 50%) of his or her Base Salary otherwise payable during a calendar year or (ii) a percentage (which is no less than 10% and no more than 100%) of an Award.

(b)	Election Procedure.
(i)	General. A Participant shall notify the Committee in writing during an election period (at such time and pursuant to such procedures as determined and communicated by the Committee) prior to the beginning of each applicable calendar year or Award Year. Notwithstanding the foregoing sentence, the election made with respect to the Awards under the WRECO Long-Term Incentive Plan shall be made during the election period preceding the end of the first year of the applicable performance period. The election for a Stock Equivalent Participant shall include a choice between Cash Award Deferrals or Stock Equivalent Deferrals. The election shall specify the timing and form of payments to the extent provided in this Paragraph and Paragraph 8, and it shall be irrevocable according to its terms but not later than the day immediately prior to the applicable calendar year or Award Year.

(ii)	Newly-Eligible Employees. Upon initial eligibility for the Plan, an employee may begin participation by submitting the election referred to in subparagraph (i) above to the Committee within thirty days of the date the employee became eligible to participate in the Plan. Such election shall only be effective for the deferral of compensation paid for services to be performed after the election. If no deferral election is submitted within this 30-day period, the employee shall next be eligible to participate beginning January 1st of the next following calendar year or Award Year and must submit a

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deferral election in accordance with paragraph (i) above. This subparagraph (ii) shall not apply to any employee who, though newly eligible to participate in the Plan, was previously eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date the employee again became eligible to participate in the Plan.
7.	Accounts.
(a)	Base Salary Deferrals. All amounts deferred under the Base Salary Deferral shall be credited to the Participant’s account on the day they would otherwise have been paid in cash. Interest shall thereafter accrue on Base Salary Deferrals at a rate to be designated from time to time by the Committee through the payment date. Interest shall be compounded monthly.

(b)	Cash Award Deferrals. All amounts deferred as a Cash Award Deferral shall be credited to the Participant’s account as of the end of the Award Year with respect to which the deferred Award was made. Interest shall accrue on the Cash Award Deferrals at a rate to be designated from time to time by the Committee commencing with the first day of the calendar year following the Award Year and through the payment date. Interest shall be compounded monthly.

(c)	Stock Equivalent Deferrals.
(i)	General. All amounts deferred as a Stock Equivalent Deferral shall be credited to the Stock Equivalent Participant’s account promptly following the determination of deferred units in accordance with subparagraph (iii) below. The minimum deferral period for Stock Equivalent Deferrals is five years. The minimum deferral period shall begin January 1 of the year following the Award Year.

(ii)	Premiums. Stock Equivalent Participants’ accounts shall be credited with a premium based on an Award deferred in the form of Stock Equivalents. The premium shall be calculated by multiplying the amount of an Award deferred in the form of Stock Equivalents by a multiple to be determined by the

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Committee on an annual basis. The premium shall be credited to each such Participant’s account as Stock Equivalents and credited at the same time as the related deferred Award. The premium, including any appreciation and dividend equivalents thereon, shall be forfeited if such Participant’s employment with the Company terminates prior to completing the minimum five-year deferral period for any reason other than death, Disability or Retirement.
(iii)	Number of Deferred Units. To determine the number of deferred units or fractions thereof credited to a Stock Equivalent Participant’s account, the amount of Stock Equivalent Deferrals and any premium shall be divided by the median closing price per share of Company stock for the last 11 Trading Days of January in the year following the Award Year. Any change in the common shares of the Company whether through merger, consolidation, stock split, or other change in the Company’s structure shall be similarly reflected in the number of Stock Equivalent units credited to such Participants’ accounts. Any such adjustments made by the Committee shall be conclusive and binding for all purposes of the Plan.

(iv)	Dividend Equivalents. Each Stock Equivalent unit credited to a Stock Equivalent Participant’s account shall also be credited with an amount equivalent to each dividend declared on common shares of the Company. The amount of such dividend equivalents shall be divided by the closing price per share of common stock on the payable date for such dividend to determine the number of additional deferred units or fractions thereof credited to such Participant’s account, which shall be credited to such account as of the payable date.
8.	Payments.
(a)	Base Salary Deferrals and Cash Award Deferrals.
(i)	Timing of Payment. Payment of Base Salary Deferrals and Cash Award Deferrals shall commence in the calendar year immediately following the

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year of a Separation from Service (generally in January of such calendar year), unless a Participant elects at the time of his or her deferral election a commencement date of one to five years following the date of the Separation from Service or in a specified year at least two years from the year of the Participant’s election. In no event shall payment be made earlier than six months after the date of the Separation from Service with respect to a Participant who is a Specified Employee as of the date of his or her Separation from Service. Such six-month delay does not apply if the Participant properly elected payment to commence on the basis of a specified year.
(ii)	Form of Payment. At the time of electing a Base Salary Deferral or a Cash Award Deferral, a Participant may elect payment in the form of a lump sum or in annual installments payable each applicable year in accordance with the following rules:
(A)	In the event of a Separation from Service for Reason of Disability or Retirement, annual installments may be paid over a period up to 20 years; and

(B)	In the event of a Separation from Service for reasons other than Disability or Retirement, if the Participant elected the payment of annual installments over a period of more than five years, such election shall be automatically limited and deemed to be an election of annual installment payments over a period of five years following his or her Separation from Service.
The above elections are inapplicable in the case of the Participant’s death, in which case the provisions of Paragraph 9(f) shall apply. The above elections are inapplicable in the case the Participant’s 80th birthday occurs prior to the distribution of all amounts in his or her accounts, in which case all such amounts shall be paid in a lump sum on or before March 15 of the calendar year following his or her 80th birthday, with adjustments as necessary to the number of annual installments payments. The amount of each installment

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payment shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the payment period, by the remaining installments plus accrued interest (e.g., 1/10th is paid in the first year of a 10-year payment period; 1/9th of the remaining balance in the second year; 1/8th of the remaining balance in the third year, etc., over the 10 years).
(b)	Stock Equivalent Deferrals.
(i)	Timing of Payment. Payment of amounts deferred as Stock Equivalent Deferrals shall commence in the calendar year immediately following the year of a Separation from Service (generally in February of such calendar year) unless a Stock Equivalent Participant elects at the time of his or her deferral election a commencement date of one to five years following the date of the Separation from Service or of a specified year at least two years from the year of the Stock Equivalent Participant’s election), in each case subject to the minimum five-year deferral period for Stock Equivalent Deferrals. In no event shall payment be made earlier than six months after the date of the Separation from Service with respect to a Stock Equivalent Participant who is a Specified Employee as of the date of his or her Separation from Service. Such six-month delay does not apply if the Stock Equivalent Participant properly elected payment to commence on the basis of a specified year.
(ii)	Form of Payment. At the time of electing Stock Equivalent Deferrals, a Stock Equivalent Participant may elect payment in the form of a lump sum or in annual installments payable each applicable February in accordance with the following rules:
(A)	In the event of a Separation from Service for Reason of Disability or Retirement, annual installments may be paid over a period up to 20 years but may not begin before the minimum five-year deferral period has been satisfied; and

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(B)	In the event of a Separation from Service for reasons other than Disability or Retirement, if the Stock Equivalent Participant elected the payment of annual installments over a period of more than five years, such election shall be automatically limited and deemed to be an election of annual installment payments over a period of five years following his or her Separation from Service.
The above elections are inapplicable in the case of the Stock Equivalent Participant’s death, in which case the provisions of Paragraph 9(f) shall apply but the minimum five-year deferral period shall not apply. The above elections are inapplicable in the case such Participant’s 80th birthday occurs prior to the distribution of all amounts in his or her account, in which case all such amounts shall be paid in a lump sum on or before March 15 of the next calendar year following his or her 80th birthday, with adjustments as necessary to the number of annual installments payments. The amount of each annual installment payment shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of installments remaining, by the remaining portion of units credited to the Stock Equivalent Participant’s account to determine the number of units for which payment is to be made. The number of units shall be multiplied by the median closing price per share of Company stock for the last 11 Trading Days of January of the Payment Year to determine the amount of cash to be paid.

(iii)	Automatic Account Transfer. Subject to the forfeiture provision of Paragraph 7(c)(ii), upon the date of a Stock Equivalent Participant’s Separation from Service for reasons other than due to death, Disability or Retirement, his or her account shall be automatically transferred to the Plan’s interest-bearing account described in Paragraph 7 and interest shall accrue thereafter. No dividend equivalents shall accrue thereafter.

(iv)	Election at 60th Birthday. At any time after a Stock Equivalent Participant’s 60th birthday, such Participant (or his or her beneficiary or beneficiaries) may

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irrevocably elect to establish and fix a firm price for some or all Stock Equivalents currently credited to such portion of his or her account to the extent such Stock Equivalents have satisfied the minimum five-year deferral period. The firm price shall then be the price per share of the common stock of the Company as of any Trading Day concurrent with the delivery of such election to the Plan’s recordkeeper if delivered before the close of the New York Stock Exchange, or the next following Trading Day if delivered after the closing of the New York Stock Exchange. Effective for elections on and after January 1, 2007, interest at the rate described in Paragraph 7(b) shall thereafter be earned and compounded monthly (for elections between January 1, 2005 and December 31, 2006, the monthly compounding begins from the date the last dividend equivalent was credited under Paragraph 7(c)(iv)). An election under this Paragraph shall not accelerate actual payment of the Stock Equivalent Participant’s account.
9.	General Payment Provisions.
(a)	Cash Payment; Default Payment. All payments under the Plan shall be made in cash. If the Participant fails to make a valid election of a payment option, the payment shall be made in a single lump sum payment in the calendar year immediately following the Separation from Service, except to the extent a six-month delay is required pursuant to Paragraph 8(a)(i) and subject to the minimum five-year deferral period for Stock Equivalent Deferrals.

(b)	Small Accounts. Notwithstanding any payment election made by a Participant or other provision of the Plan to the contrary, effective January 1, 2007, the Participant’s accounts shall be paid in a single lump sum payment if the payment accompanies a Separation from Service after such date and the Participant’s vested interest in the Plan does not exceed $10,000. Payment shall be made in a single lump sum in the calendar year immediately following the Separation from Service, except to the extent a six-month delay is required pursuant to Paragraph 8(a)(i) and subject to the minimum five-year deferral period for Stock Equivalent Deferrals.

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(c)	No Acceleration. The acceleration of the time or schedule of any payment due under the Plan is generally prohibited. The Committee may, however, accelerate certain distributions under the Plan to the extent expressly permitted under Section 409A.

(d)	Unforeseeable Emergency. Payment of a Participant’s accounts may be made to the Participant in the event of an Unforeseeable Emergency, subject to the following provisions:
(i)	A Participant may, while he or she remains an active Employee, make application to the Committee to receive a payment in a lump sum of all or a portion of his or her vested accounts because of an Unforeseeable Emergency;

(ii)	A payment because of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship);

(iii)	The Participant’s request for a payment on account of an Unforeseeable Emergency must be made in writing to the Committee, supported by such evidence as the Committee may require and specify (A) the nature of the financial hardship, (B) the total amount requested to be paid from the Participant’s vested accounts and (C) the total amount of the actual expense incurred or to be incurred on account of the Unforeseeable Emergency; and

(iv)	If a payment on account of an Unforeseeable Emergency is approved by the Committee, such payment shall be made as soon as administratively practicable following the date of approval.
A payment due to an Unforeseeable Emergency shall not affect any deferral election previously made by the Participant.

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(e)	Segregation of Funds. The Company shall be under no obligation to segregate any deferred funds, and each Participant should realize that such unsegregated funds are subject to the claims of the Company’s general creditors.

(f)	Beneficiaries. A Participant may appoint a beneficiary or beneficiaries to receive payments of the Participant’s accounts upon the Participant’s death. Effective July 1, 2006, all payments owed to the Participant’s beneficiary or beneficiaries shall be in a lump sum (for the period between January 1, 2005 and June 30, 2006, any such beneficiary could make payment elections under the same terms and conditions as applicable to the Participant). In the absence of a proper appointment of a beneficiary, all such payments shall be paid to the Participant’s estate in a lump sum. The beneficiary appointment shall be made in a form to be supplied by the Committee and may be revoked or superseded at any time by the Participant’s written direction.

(g)	Withholding Payment. If the Committee has any doubt as to the location of the Participant or the proper beneficiary hereunder, the Committee shall have the right to direct the Company to withhold payment until the matter is finally adjudicated. Moreover, the Committee may direct the Company to withhold payment if the Committee reasonably anticipates that the payment will violate then current federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. Any payment made by the Company in good faith and in accordance with the terms of the Plan and the directions of the Committee shall fully discharge any liability of the Company or the Plan with respect to such payment.

(h)	Incompetency. If the Committee determines that a benefit under the Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of that person’s property, then, until a claim for such benefit has been made by a duly appointed guardian or other legal representative, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person, or, solely in the case of a minor, to a custodian under the Uniform Gifts to

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Minors Act or similar statute. Any such payment shall be a payment for the account of the Participant or his or her beneficiary, as applicable, and fully discharge any liability of the Company or the Plan with respect to such payment.
10.	Administration and Amendment of the Plan.
(a)	Powers of the Committee. Full power and authority to construe and interpret the Plan and make all decisions regarding eligibility and benefits shall be vested in the Committee as from time to time constituted by the Board. Decisions hereunder by the Committee or any other authorized individual or entity shall be final, conclusive and binding on all parties, including Employees, Participants and the Company.

(b)	Expenses of the Plan. The expenses of administering the Plan shall be borne by the Company.

(c)	Amendment and Termination. The Board in its sole discretion may (i) amend, suspend or terminate the Plan and (ii) supplement or replace the Plan with or by other deferred compensation plans; provided, however, that no amendment to the provisions providing for the payment of compensation in the form of stock of the Company shall be effective unless approved by the shareholders of the Company to the extent such approval is required by applicable law. Notwithstanding the foregoing sentence, the Committee in its sole discretion may also amend the Plan to the extent the Committee determines the amendment is necessary or advisable to (i) implement legally required changes or (ii) incorporate administrative changes which will not result in a substantial adverse financial effect on the Company.

(d)	Participants’ Rights. No amendment, suspension or termination of the Plan shall affect any Award already granted or any deferral already made, and in the event of any such change, any deferred compensation credited to a Participant’s account shall be paid as provided herein. No Participant shall have any right or interest in the Plan or its continuance or in his or her continued participation in the Plan, other than in the deferred compensation credited to his or her account. The Plan shall not be subject to any mistake of fact claim.

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11.	Claims Procedure.
(a)	Filing a Claim. A Participant or a beneficiary (the “Claimant”), or the authorized representative of either, who believes that the Participant or beneficiary has been denied benefits to which he or she is entitled under the Plan may file a written claim for such benefits with the Committee. Any claim must be in writing and must contain the reason for making the claim, the facts supporting the claim, the amount claimed and the Claimant’s name and his or her (or his or her authorized representative’s) address.

(b)	Claim Review. Claims shall be decided by the Committee, which will generally make its decision with respect to a claim and notify the Claimant (or his or her authorized representative) in writing of such decision within 90 days after receiving the claim. The Committee may extend this 90-day period for an additional 90 days if it determines that special circumstances require additional time to process the claim. The Committee shall notify the Claimant (or his or her authorized representative) in writing of any such extension within 90 days of receiving the claim. The notice will included the reasons why the extension is necessary and the date by which the Committee expects to render its decision on the claim.

If the Participant’s claim is partially or completely denied, the written notice to the Claimant (or his or her authorized representative) shall include:
(i)	The specific reason or reasons for the denial;

(ii)	Reference to the specific Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	A description of the Plan’s claim appeal procedure (and the time limits applicable thereto), including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, following an adverse determination on appeal.

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If a Claimant submits a claim in accordance with the procedure described above and does not hear from the Committee within 90 days, the Claimant may consider the claim denied.
(c)	Appealing a Claim Denial. If a claim is partially or completely denied, the Claimant has the right to appeal the denial. To appeal a claim denial, the Claimant (or his or her authorized representative) must file a written request for appeal with the Committee within 60 days after receiving written notice of the claim denial. This written request for appeal should include:
(i)	A statement of the grounds on which the appeal is based;

(ii)	Reference to the specific Plan provisions that support the claim;

(iii)	The reasons or arguments why the Claimant believes the claim should be granted and the evidence supporting each reason or argument; and

(iv)	Any other comments, documents, records or information relating to the claim that the Claimant wishes to submit.
The Claimant (or his or her authorized representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim.
(d)	Decision on Appeal. Appeals shall be decided by the Committee, which will generally render its decision with respect to an appeal and notify the Claimant (or his or her authorized representative) in writing of such decision within 60 days after receiving the appeal. The Committee may extend this 60-day period for an additional 60 days if it determines that special circumstances require additional time to process the appeal. The Committee shall notify the Claimant (or his or her authorized representative) in writing of any such extension within 60 days of receiving the appeal. The notice will include the reasons why the extension is necessary and the date by which the Committee expects to render its decision on the appeal. In reaching its decision, the Committee will take into account all of the comments, documents,

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records and other information that the Claimant (or his or her authorized representative) submitted, without regard to whether such information was submitted or considered by the Committee in its initial denial of the claim.
If a claim is partially or completely denied on appeal, the written notice of claim denial shall include the following:
(i)	The specific reason or reasons for the denial;

(ii)	Reference to the specific Plan provisions on which the denial is based;

(iii)	A statement that the Claimant (or his or her authorized representative) is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to the claim; and

(iv)	A statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
If a Claimant files an appeal in accordance with the procedure described above and does not hear from the Committee within 60 days, the Claimant may consider the appeal denied.
(e)	Filing Suit. A Participant or his or her beneficiary must comply with the claim and appeal procedures described above before seeking any other legal recourse (including filing a lawsuit) regarding claims for benefits. If a Claimant wishes to file a court action after exhausting the foregoing procedures, the Claimant (or his or her authorized representative) must file such action in a court of competent jurisdiction within one year after the date on which the Claimant (or his or her authorized representative) received the Committee’s written denial of the appeal. Court actions may not be commenced after this one-year period. Any judicial review of the Committee’s decision on a claim shall be limited to whether, in the particular instance, the Committee abused its discretion. In no event will such judicial review be on a de novo basis, because the Committee has discretionary authority to determine

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eligibility for (and the amount of) benefits under the Plan and to construe and interpret the terms and provisions of the Plan.
12.	Miscellaneous.
(a)	Rights Unsecured. The right of a Participant or his or her beneficiary to receive a payment hereunder will be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her beneficiary will have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, will continue for all purposes to be part of the general assets of the Company and will be available to the Company’s general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under the Plan will be that of an unfunded and unsecured promise to pay benefits in the future.

(b)	Construction of Plan. Nothing in the Plan shall be construed to give any Employee (or any other person) any right to receive Awards or any other type of compensation from the Company. No Participant or beneficiary shall have any right to receive a payment under the Plan except in accordance with the terms of the Plan. Establishment and maintenance of the Plan shall not be construed to give any Eligible Employee (or any other person) the right to be retained as an Employee or as a member of the Board. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits under the Plan. If any provision of the Plan is held to be invalid or illegal for any reason, such invalidity or illegality shall not affect the remaining parts of the Plan, but the Plan shall be construed as if the invalid or illegal provision had never been included in the Plan. Unless some other meaning or intent is apparent from the context, the plural includes the singular and vice versa; and masculine, feminine and neuter words are used interchangeably. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

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(c)	Alienation Prohibited. Amounts credited to a Participant’s accounts are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefit hereunder will be null and void and not binding on the Plan or the Company.

(d)	Taxes. The Company or any other payor may withhold from a benefit payment under the Plan or from any other compensation payable by the Company to the Participant any federal, state or local taxes required by law to be withheld with respect to a deferral, payment or accrual under the Plan, and will report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law.

(e)	No Guaranty of Tax Consequences. None of the Company, the Committee or any other person guaranties any particular federal or state income, payroll, personal property or other tax consequence will occur because of participation in the Plan. A Participant should consult with professional tax advisors regarding all questions relative to the tax consequences arising from participation in the Plan.

(f)	Participant’s Cooperation. A Participant shall cooperate with the Company by furnishing any and all information requested by the Committee in order to facilitate the administration of the Plan or the payment of benefits hereunder. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan.

(g)	Successors and Assigns. The terms and conditions of the Plan, as amended and in effect from time to time, will be binding on the Company’s successors and assigns, including, without limitation, any entity into which the Company may be merged or with which the Company may be consolidated.

(h)	Applicable Law and Venue. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Washington without giving effect

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to the choice or conflicts of law provisions thereof. If the Company or any Participant or beneficiary initiates litigation related to the Plan, the venue for such action will be King County, Washington.
(i)	Notice. Any notice required to be furnished by a Participant shall be deemed to be provided if sent in accordance with information and instructions communicated to Participants from time to time.
* * * * *

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Weyerhaeuser Company
Deferred Compensation Plan
Restated Effective January 1, 2007
Schedule A
Award Plans
Weyerhaeuser Company Annual Incentive Plan (effective January 1, 2006)
WRECO Management Long-Term Incentive Plan
WRECO Management Short-Term Incentive Plan
Weyerhaeuser Company Residential Wood Products Sales Incentive Plan (effective January 1, 2006)
Weyerhaeuser Company Management Incentive Plan (terminated as of December 31, 2005)
WBM Area/General Managers’ Incentive Plan (terminated as of December 31, 2005)

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